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                                                           Exhibit 15.1




September 9, 1998




United Fire & Casualty Company
118 Second Avenue, SE
Cedar Rapids, Iowa 52407






United Fire & Casualty Company:

We are aware that United Fire & Casualty Company has incorporated by reference in its Form S-8 Registration Statement for the United Fire & Casualty Company Nonqualified Employee Stock Option Plan dated September 9, 1998 its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, which includes our reports dated May 5, 1998 and August 6, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,